Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Investors Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-146894) on Form S-8, pertaining to the Investors Bancorp, Inc. 2006 Equity Incentive Plan, of Investors Bancorp, Inc., of our reports dated August 19, 2008, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports are included in the June 30, 2008 Annual Report on Form 10-K of Investors Bancorp, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
August 19, 2008

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